UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, CA 94304

January 19, 2016

Dear Stockholder:

We are filing these additional soliciting materials to request your support at the 2016 Annual Meeting of Stockholders by voting in accordance with the recommendation of our Board of Directors (the “Board”), in particular with respect to the election of Mark R. Laret to the Board. We understand that certain proxy advisory firms may recommend that stockholders cast a “withhold” vote for a director where that director attended fewer than 75% of the Board and committee meetings held during the prior fiscal year.

Mr. Laret has been a member of the Board since 2007. He is the Chief Executive Officer of the University of California, San Francisco Medical Center, and brings in-depth knowledge of the healthcare industry, managed care industry, hospital operations and the provider perspective; and valuable experience in strategic planning, finance, financial management of hospital and physician practice, medical education and clinical research, and business turnaround through service as chief executive officer of leading medical institutions.

In fiscal year 2015, Mark Laret attended 72% of the combined number of meetings of the Board and committees on which he served. This was primarily due to a number of special meetings of the Board that were called on short notice relating to formal approval of transactions that were previously discussed with, but not formally approved by, the Board. Mr. Laret attended 75% or more of the meetings of each Board committee on which he served, and attended 100% of the regular Board meetings. However, Mr. Laret was unable to attend three of the four special meetings due to prior commitments that could not be rescheduled, which brought down his average attendance.

Historically, Mr. Laret has had an impeccable attendance record, having attended 100% of the meetings of the Board and committees on which he served each year since he was elected to our Board in fiscal year 2007. Fiscal year 2015 was the first year where Mr. Laret missed even one meeting. Moreover, Mr. Laret received a FOR vote from over 99% of the stockholders who voted when he was last up for election at our 2013 Annual Meeting of Stockholders.

It would be unfortunate for Varian and a director with otherwise perfect attendance to be adversely impacted by one year where that director missed the attendance guideline by 3% due primarily to the company providing short notice in scheduling special meetings.

For the reasons above, our Board urges you to support and vote for Mr. Laret.

Sincerely,

R. Andrew Eckert
Chairman of the Board

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated December 30, 2015, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.